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                                                                 EXHIBIT 7

                               H. WAYNE HUIZENGA



                                                                January 15, 1998


To OHM CORPORATION:

          With reference to the First Option Agreement, dated as of March 28, 1995 (the "First Option Agreement"), between OHM Corporation (the "Company") and
H. Wayne Huizenga (the "Holder") and the Second Option Agreement, dated as of March 28, 1995 (the "Second Opinion Agreement"), between the Company and the Holder, and the Agreement and Plan of Merger, dated the date hereof (the "Merger Agreement"), among the Company, International Technologies Corporation and IT-Ohio, Inc. ("Merger Sub"), this letter agreement will confirm our agreement as follows:

1. Terms used herein but not defined herein shall have the respective meanings set forth in the Merger Agreement.

2. In consideration of the agreement set forth in paragraphs 3, 4 and 5 of this letter agreement, the Company agrees that, as promptly as practicable after the earliest to occur of (i) the acceptance by Merger Sub of Shares for payment in the Offer, or (ii) the Effective Time, the Company shall pay to the Holder, in immediately available funds, $1,500,000 (the "Termination Payment").

3. In consideration of the payment of the Termination Payment, the First Option Agreement and the Second Option Agreement are hereby terminated, effective as of the time of payment of the Termination Payment.

4. The Holder shall not exercise his rights pursuant to Sections 3.1 or 3.2 of the First Option Agreement or Sections 3.1 or 3.2 of the Second Option Agreement prior to the earliest to occur of (i) the second business day subsequent to the Effective Time, and (ii) the termination of the Merger Agreement in accordance with its terms.
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5.   The Holder hereby waives his rights under Section 2.2 of the First Option
     Agreement and Section 2.2 of the Second Merger Agreement with respect to the NSC Distribution.

6. This letter agreement shall terminate upon the termination of the Merger Agreement, but shall not otherwise be terminable.

7. This letter agreement and rights and obligations of the parties hereunder shall be governed by, construed and interpreted in accordance with the laws of the State of Ohio applicable to agreements executed by residents of that state, and fully to be performed, in that state.

          If the foregoing is in accordance with your understanding, please execute one counterpart of this letter agreement, whereupon this letter agreement shall constitute a binding agreement among the parties hereto.

                                    Very truly yours,



                                    ______________________
                                      (H. Wayne Huizenga)


Accepted and agreed
as of the date hereof:


OHM CORPORATION


By:_____________________
   Name:
   Title: